Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of the Effective Date (defined in Section 6 below), by and between SM&A, a Delaware corporation (the “Company”), and Cynthia A. Davis (“Employee”), with reference to the following:

RECITALS

WHEREAS, the Employee’s Employment Agreement effective as of March 6, 2007 (the “Employment Agreement”) shall terminate coincident with Employee’s Separation effective July 18, 2007, except for those provisions which survive as set forth herein;

WHEREAS, the Company desires to pay the Employee certain separation payments in recognition of the Employee’s past services to the Company; and

WHEREAS, the Employee, on the one hand, and the Company, on the other hand, desire to settle and dispose of any and all existing or potential claims, rights and obligations arising out of or relating to the Employee’s employment, separation and relationship with the Company, or any other claims whatsoever between them through the Effective Date of this Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

AGREEMENT

1.                                       Payments.  The Employee agrees she has received from the Company all wages, incentive compensation, bonuses, expense reimbursements and other benefits to which she was entitled under her Employment Agreement or as a result of her employment with the Company, and that she will not seek any additional payments, compensation or benefits from the Company, except as set forth in this Agreement.

2.                                       Separation Payments.  In return for the promises contained herein, the Company shall pay the Employee a lump sum in the amount of Four Hundred Fifty-Five Thousand Dollars and no cents ($455,000.00), less all legally required tax withholdings.  The Company will also reimburse the Employee for her actual attorneys’ fees, not to exceed $20,000, directly to said counsel upon receipt of an invoice therefor.  In addition, the Company will pay a bonus based on its current incentive plan for the fiscal quarter ended June 30, 2007, determined in good faith by the Compensation Committee of the Company, in a manner consistent with bonuses paid for such quarter to other Company executives.  The Company shall cause the separation payments to be paid to the Employee within five (5) days after the Effective Date of this Agreement (defined in Section 6 below), and the bonus to be paid at the same time it is paid to other executives, assuming the Employee executes and does not revoke any portion of this Agreement.

3.                                       Benefits.  All of the Company’s benefits including the Employee’s health insurance benefits shall cease as of July 31, 2007, subject to the Employee’s right to continue health insurance under Consolidated Omnibus Budget Reconciliation Act (COBRA).  Commencing on August 1, 2007 and continuing through August 1, 2008, the Company shall reimburse the Employee for any payments she actually makes for health insurance in a monthly amount not to exceed the amount that she would be required to pay under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) if she were to elect to obtain health insurance under COBRA that is substantially equivalent to the health insurance provided to her during employment with the Company.  All preauthorized business expenses incurred by Employee shall be reimbursed on the Company’s regular schedule.

4.                                      Employment Agreement.  The parties agree that the Employment Agreement shall terminate effective July 18, 2007, provided however, that Sections 6.2, 7, 8, 9 and 11 survive the Employee’s separation.  Employee hereby resigns from the Board of Directors of the Company.

5.                                      Employee’s Release of Claims.

a.                                       In return for the promises herein, the Employee, on her own behalf, and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company, its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Employee may possess arising from any act, event or omission which has occurred up to and including the Effective Date of this Agreement including, without limitation, (i) claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Americans With Disabilities Act; (ii) claims under any federal, state or local law relating to employment; (iii) claims under the Employment Agreement or arising out of or relating to the Employee’s employment; (iv) claims relating to or arising from the Employee’s ownership of, right to purchase, or actual purchase of shares of stock of the Company; (v) claims under common law, discrimination, tort, fraud, contract, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (vi) claims relating to the non-withholding or other tax treatment of any of the proceeds received by the Employee as a result of this Agreement; and (vii) claims for attorneys’ fees and costs.

b.                                      Excluded from this release are (i) any claims which cannot be released or waived as a matter of law; (ii) any claims to enforce this Agreement which claims must be brought through arbitration as detailed in Section 16; (iii) any indemnification rights/obligations pursuant to that certain Certificate of Incorporation of SM&A, a Delaware Corporation, dated November 29, 2006; and (iv) any indemnification rights/obligations pursuant to those certain Bylaws of SM&A, a Delaware Corporation, as adopted on November 30, 2006.  Nothing in this letter agreement shall be construed to affect the Equal Employment Opportunity Commission’s or any similar state or local commission’s or agency’s (the “Commission”) independent right and responsibility to enforce the law; provided, however, that the releases given herein bar any claim the Employee might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by the releases.

6.                                      Employee’s Acknowledgement of Waiver of Claims Under the ADEA.  The Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  The Employee and the Company agree that the ADEA waiver does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  The Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which she was already entitled.  The Employee further acknowledges that she has been advised by this writing that:

a.                                       she should consult with an attorney prior to executing this Agreement;

b.                                      she has up to twenty-one (21) days within which to consider releasing any age claim under the ADEA;

c.                                       she has seven (7) days following her execution of this Agreement to revoke her release of any ADEA claim by notifying Jacqueline Cookerly Aguilera, Esq., Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, CA 90071, facsimile: (213) 830-8691, of this fact in writing within the seven (7) day period; and

d.                                      this Agreement shall not be effective as to the waiver of any age claim under the ADEA until the revocation period has expired; if the Employee does not revoke her signature within the seven (7)-day period, then the release of the ADEA claims shall be deemed effective as of the date the Employee signed the Agreement.  For purposes of this Agreement, the “Effective Date” shall mean the eighth day following the date on which the Employee executes the Agreement.

7.                                      Release of Claims by the Company.  The Company hereby fully and forever releases the Employee from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, such arising out of or connected with any act or omission by the Employee within the authorized course and scope of her employment with the Company.  The Company further agrees that it will indemnify, defend and hold harmless the Employee from any and all acts or omissions by her in the authorized course and scope of her employment with the Company.

8.                                      Release of Unknown Claims.  The parties intend by executing this Agreement and receiving the consideration called for herein that this instrument shall be effective as a full and final accord and satisfaction and general release of all claims, known or unknown.  The parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties waive any right which they have under the Section 1542 to the fullest extent that they may lawfully waive all such rights.  The parties are aware that they may hereafter discover facts or claims in addition to or different from those they now know or believe to exist.  However, the parties hereby settle and release all of the claims released in the foregoing sections against the other party.

9.                                       Public Announcement.  The parties agree the only public comment concerning this Agreement or the Employee’s separation from the Company shall be in the form of the attached public announcement, except that this Agreement may be filed in accordance with the Federal securities laws, or as otherwise compelled by legal process.

10.                                 No Admissions.  The parties agree and acknowledge that this Agreement is not to be construed as an admission of any violation of any federal, state or local statutes, ordinance or regulation by either party, or any duty allegedly owed by one party to the other party.  The parties specifically disclaim any liability to the other on any basis.

11.                                 Cooperation.  The Employee agrees to cooperate in good faith with the Company in the orderly transfer of work to the new Chief Executive Officer and in connection with responding to any inquiries that may arise with respect to matters that the Employee was responsible for or involved with during her employment with the Company.

12.                                 Entire Agreement.  This Agreement (which includes references to other agreements and specific provisions of other agreements) constitutes the entire agreement between the parties concerning the subject matter thereof and supersedes all prior agreements.

13.                                 No Oral Modification.  This Agreement can only be modified or amended by a writing signed by the Chairman of the Compensation Committee of the Company and the Employee.  This Agreement cannot be amended or modified orally.

14.                                 Governing Law.  This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.                                 Severability/Invalidity.  Should any provision of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.  Moreover, if any one or more of the provisions of this Agreement should be held to be excessively overbroad as to duration, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

16.                                 No Waiver.  The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement (including the surviving sections of the Employment Agreement as referenced herein), or the failure to prosecute any breach of any of the terms and conditions of this Agreement (including the surviving sections of the Employment Agreement as referenced herein), shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

17.                                 Arbitration.  All controversies, claims, disputes, and matters in question arising out of or relating to this Agreement, or the breach thereof, shall be subject to binding arbitration in Orange County, California in accordance with the provisions of this Section.  The arbitration proceedings shall be conducted under the applicable rules of the American Arbitration Association (“AAA”) or any dispute resolution agency agreed to by the parties.  If the parties cannot agree upon an arbitrator, the parties shall submit to the procedure utilized by AAA or other dispute resolution agency, as the case may be, to choose an arbitrator.  The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final, and binding.

The arbitrator shall be bound to follow California law and case precedent.  Any decision of the arbitrator will not be binding if the arbitrator fails to follow California law and case precedent.  Each party to any such arbitration proceeding shall bear her/its own attorneys’ fees and costs in connection with any such arbitration subject to applicable law.  Notwithstanding the above, and in accordance with Section 11 of the Employment Agreement, either party may, in its discretion, obtain any provisional remedy including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests.

18.                                 Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, and by facsimile, each of which shall be deemed as an original, but all of which shall constitute one and the same instrument.

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT SHE HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; AND THAT SHE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written.

ACKNOWLEDGED AND AGREED:

/s/ Cynthia A. Davis		DATED:	7/19/07
Cynthia A. Davis

SM&A, a Delaware corporation

By:	/s/ Dwight L. Hanger	DATED:	7/18/07
Dwight L. Hanger

Its:
Chairman of the Board

ATTACHMENT

Refer to Exhibit 99.1